UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 6, 2020

UNITED AIRLINES HOLDINGS, INC.

UNITED AIRLINES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-06033	36-2675207
Delaware	001-10323	74-2099724
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification Number)

233 S. Wacker Drive, Chicago, IL	60606
233 S. Wacker Drive, Chicago, IL	60606
(Address of principal executive offices)	(Zip Code)

(872) 825-4000

(872) 825-4000

Registrant’s telephone number, including area code

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act

Registrant	Title of each class	Trading Symbol	Name of each exchange on which registered
United Airlines Holdings, Inc.	Common Stock, $0.01 par value	UAL	The Nasdaq Stock Market LLC
United Airlines, Inc.	None	None	None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement

On November 6, 2020 (the “Restatement Date”), United Airlines Holdings, Inc. (“UAL”) and United Airlines, Inc. (“United” and, together with UAL, the “Company”) entered into a Restatement Agreement, dated as of the Restatement Date (the “Restatement Agreement”), which amended and restated the Loan and Guarantee Agreement dated as of September 28, 2020 (the “Original Credit Agreement”, and, the Original Credit Agreement, as amended and restated by the Restatement Agreement, the “Amended Credit Agreement”), among United, as borrower, UAL, as parent and guarantor, the subsidiaries of UAL other than United party thereto from time to time, as guarantors, The United States Department of the Treasury (“Treasury”), as lender, and The Bank of New York Mellon, as administrative agent and collateral agent. The Amended Credit Agreement provides for a term loan facility of up to $7.16 billion (the “Term Loan Facility”) pursuant to the loan program established under Section 4003(b)(1) of the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”), representing an increase of $1.99 billion to the $5.17 billion Term Loan Facility commitment under the Original Credit Agreement. The obligations of United under the Amended Credit Agreement are secured by liens on certain route authorities of United and certain related slots and gate leaseholds and other related assets.

The Amended Credit Agreement provides that the Term Loan Facility commitments will automatically be further increased by up to $340 million if United pledges certain Boeing 777-300ER aircraft and certain flight simulators, and satisfies certain other conditions, before December 4, 2020 (or such later date approved by Treasury). If United completes such increase in full, the aggregate amount available under the Term Loan Facility (including any funded and unfunded commitments) will be $7.5 billion.

On September 28, 2020, United borrowed the initial term loan under the Term Loan Facility in an amount equal to $520 million. United did not borrow additional term loans on the Restatement Date. Loans borrowed under the Term Loan Facility mature on September 28, 2025 and bear interest at a variable rate equal to the London interbank offering rate, known as LIBOR (but not less than 0%), plus a margin of 3.00% per annum.

In connection with its entry into the Original Credit Agreement, UAL also entered into a warrant agreement (the “Warrant Agreement”) with Treasury on September 28, 2020, pursuant to which UAL will issue to Treasury warrants (the “Warrants”) to purchase up to approximately 22.73 million shares of common stock, assuming United borrows the $7.16 billion Term Loan Facility in full. If the Term Loan Facility is increased to $7.5 billion and United borrows such Term Loan Facility in full, then UAL will issue Warrants to purchase up to approximately 23.81 million shares of common stock. Warrants will be issued on the date of disbursement of each term loan in an amount corresponding to 10% of the principal amount of each such disbursement. On September 28, 2020, UAL issued Warrants to purchase up to approximately 1.65 million shares of common stock.

The Warrants will have a strike price of $31.50 per share (which was the closing price of UAL’s common stock on The Nasdaq Stock Market on April 9, 2020). The Warrants will expire five years after issuance, and are exercisable either through net share settlement in cash or in shares of common stock, at UAL’s option.

The other material terms of the Original Credit Agreement and the Warrant Agreement, including the terms of the issuance of the Warrants, remain effective as described in the Current Report on Form 8-K of the Company filed on September 30, 2020.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to each of the Restatement Agreement (including the Amended Credit Agreement), a copy of which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ending December 31, 2020, and the Warrant Agreement and the Form of Warrant, copies of which were filed as exhibits to the Company’s Current Report on Form 8-K filed on September 30, 2020.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information described under Item 1.01 above “Entry into a Material Definitive Agreement” is incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities

The information described under Item 1.01 above “Entry into a Material Definitive Agreement” is incorporated herein by reference to the extent responsive to Item 3.02. The Warrants were or will be issued pursuant to an exemption from registration provided for under Section 4(a)(2) of the Securities Act of 1933, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, each registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED AIRLINES HOLDINGS, INC. UNITED AIRLINES, INC.

By:	/s/ Gerald Laderman
Name:	Gerald Laderman
Title:	Executive Vice President and Chief Financial Officer

Date: November 9, 2020